COMPANY CONTACT:     Tony M. Shelby
                     Chief Financial Officer
                     (405) 235-4546

KCSA CONTACT:        Leslie A. Schupak/Joe Mansi
                     (212) 682-6300, ext. 205/207

August 10, 2004

                                                                                                                                    AMEX: LXU

LSB INDUSTRIES, INC. REPORTS RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004

Oklahoma City, Oklahoma . . . August 10, 2004 . . . LSB Industries, Inc. (AMEX:LXU), reported net income of $1.7 million for the three months ended June 30, 2004.
Results for three months

Net sales for the three months ended June 30, 2004 and 2003 were $104.1 million and $90.0 million, respectively, an increase of $14.1 million.

For the three months ended June 30, 2004, the Company reported net income of $1.7 million, after deducting:

    $.6 million due to the consolidation of a French manufacturer of HVAC equipment, and

    $1.0 million for professional fees and other costs relating to a proposed unregistered offering of Senior Secured Notes which was terminated in
      June 2004.

LSB holds an option to acquire the stock of the French company. The French company is considered by current GAAP to be a variable interest entity and is required to be consolidated by LSB at March 31, 2004.

After deducting $.6 million for preferred stock dividend requirements, which were not paid, net income applicable to common stock was $1.1 million, or $.08 per share fully diluted for the three months ended June 30, 2004.

For the three months ended June 30, 2003, net income was $2.6 million. After deducting preferred stock dividend requirements which were not paid, net income applicable to common stock was $2.0 million, or $.13 per share fully diluted.

 Results for six months

 For the six months ended June 30, 2004, the Company reported net income of $1.6 million after deducting:

    $1.1 million due to the consolidation of the French company, and

    $1.0 million for professional fees and other costs relating to a proposed ; unregistered offering of Senior Secured Notes which was terminated in
      June 2004.

After deducting $1.1 million for dividend requirements on outstanding preferred stocks which were not paid, net income applicable to common stock for 2004 was $ .5 million, or $.03 per share, compared to a net loss applicable to common stock for the same period last year of $.4 million, or $.03 per share.

For the six months ended June 30,2003, net income was $.7 million.

 Comments by Company President, Barry Golsen

 Commenting on the second quarter results, President Barry Golsen stated:

"Our Chemical business improved both revenues and operating profit for the second quarter over last year. The Chemical Business improved its performance despite a lower than expected agricultural season, due to heavy rains during June in our primary market area, and an oversupply of nitrogen products in the market caused by an unexpected increase in imports over last years level.

Results in our Climate Control Business were reduced by $.6 million due to a GAAP accounting change which required us to consolidate the results of a French manufacturer of HVAC equipment that LSB holds an option to acquire. Other than this change, the Climate Control Business' results of operations were about the same as last year. New orders for our Climate Control's US operations were strong during the second quarter, up approximately 36% over last year. Year-to-date through June 30 new orders were up 21% over last year."

The Company is a manufacturing, marketing, and engineering company with activities on a world wide basis. The Company's principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities. The Company's common stock is listed on the AMEX under the symbol LXU and the Series 2 preferred stock is listed for trading on the Over the Counter Bulletin Board under the symbol LSBPD.

LSB Industries, Inc.
Financial Highlights
Six Months and Three Months Ended June 30, 2004 and 2003
 (unaudited)

Six Months Ended June 30,	Three Months Ended June 30,
2004	2003	2004	2003
Net sales (Note 9)	$187,906	$161,486	$104,114	$89,976
Cost of sales	160,451	138,387	87,620	76,344
Gross profit	27,455	23,099	16.494	13,632
Selling, general and administrative expenses	25,334	20,441	14,212	10,423
Operating income	2,121	2,658	2,282	3,209
Other income (expense):
Other income (Note 5)	3,098	1,185	1,002	829
Interest expense	(2,760)	(2,845)	(1,462)	(1,420)
Other expense	(311)	(269)	(96)	(64)
Income before provision for income taxes and cumulative effect of accounting change	2,148	729	1,726	2,554
Provision for income taxes	4	-	-	-
Income before cumulative effect of accounting change	2,144	729	1,726	2,554
Cumulative effect of accounting change (Note 9)	(536)	-	-	-
Net income	$1,608	$729	$1,726	$2,554
Net income (loss) applicable to common stock	$474	$(405)	$1,159	$1,987
Income (loss) per common share (Note 3):
Basic:
Income (loss) before cumulative effect of accounting change	$.08	$(.03)	$.09	$.16
Cumulative effect of accounting change	(.04)	-	-	-
Net income (loss)	$.04	$(.03)	$.09	$.16
Diluted:
Income (loss) before cumulative effect of accounting change	$.06	$(.03)	$.08	$.13
Cumulative effect of accounting change	(.03)	-	-	-
Net income (loss)	$.03	$(.03)	$.08	$.13

(See accompanying notes)

 LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2004 and 2003
(unaudited)

Note 1:Certain reclassifications have been made to the Financial Highlights for 2003 to conform to the Financial Highlights presentation for 2004.

Note 2: During the first quarter of 2004, we recognized a gain of $1.8 million (which is classified as other income in the accompanying Financial Highlights) from the sale of certain assets purchased in 2003.

Note 3: Effective March 31, 2004, we are required under FASB Interpretation No. 46 "Consolidation of Variable Interest Entities", to consolidate the assets, liabilities and results of operations of the parent company of a French manufacturer of HVAC equipment in our consolidated financial statements from March 31, 2004 forward. As a result:

we recorded a cumulative effect of accounting change of $.5 million and,

we included in our operating results for the six months and three months ended June 30, 2004, net sales of $3.8 million and an operating loss of $.6 million of the parent company of the French manufacturer.

Note 4: Net income (loss) applicable to common stock is computed by adjusting net income (loss) by the amount of preferred stock dividends. Basic net income (loss) per common share is based upon net income (loss) applicable to common stock and the weighted average number of common shares outstanding during each period. All potential dilutive securities are antidilutive for all periods presented.

Note 5: Information about the Company's operations in different industry segments for the six months and three months ended June 30, 2004 and 2003, is detailed on the following page.

LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2004 and 2003
(Unaudited)

Six Months Ended June 30,	Three Months Ended June 30,
2004	2003	2004	2003
(In thousands)
Net sales:
Climate Control (1)	$69,982	$58,637	$38,433	$31,085
Chemical	115,099	100,546	63,853	57,820
Other	2,825	2,303	1,828	1,071
	$187,906	$161,486	$104,114	$89,976
Gross profit: (2)
Climate Control (1)	$21,920	$18,218	$11,686	$9,875
Chemical	4,735	4,073	4,337	3,378
Other	800	808	471	379
	$27,455	$23,099	$16,494	$13,632
Operating profit (loss): (3)
Climate Control (1)	$7,035	$6,281	$3,337	$4,008
Chemical (4)	2,239	(112)	2,230	1,278
	9,274	6,169	5,567	5,286
General corporate expenses and other business operations, net (5)	(4,366)	(2,595)	(2,379)	(1,312)
Interest expense	(2,760)	(2,845)	(1,462)	(1,420)
Income before provision for income taxes and cumulative effect of accounting change	$2,148	$729	$1,726	$2,554